Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Sheryl Seapy
949-608-9741

VIVUS ANNOUNCES POSITIVE RESULTS FROM PHASE 3 STUDY OF AVANAFIL IN DIABETICS WITH ERECTILE DYSFUNCTION

Second Avanafil Pivotal Trial Shows Significant Improvement in Erectile Function
Among Patients with Diabetes

MOUNTAIN VIEW, Calif., June 7, 2010 — VIVUS, Inc. (NASDAQ: VVUS) today announced positive results from the phase 3 REVIVE-Diabetes (TA-302) study, evaluating the safety and efficacy of the investigational drug avanafil for the treatment of erectile dysfunction (ED) in men with type 1 and type 2 diabetes. The REVIVE-Diabetes study met all three primary endpoints across the two doses studied by demonstrating statistically significant improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the International Index of Erectile Function (IIEF) score. The study also demonstrated a favorable side effect profile and successful intercourse (as measured by SEP 3) in as little as 15 minutes and beyond six hours after dosing, without any restrictions for food or alcohol intake.

These results follow the avanafil data presentation at the American Urological Association (AUA) 2010 Annual Meeting last week, highlighting positive results from the company’s first pivotal phase 3 study of avanafil evaluating treatment in men with a history of general ED.

Highlights of the REVIVE-Diabetes study include:

•                  More than 60% of subjects on the 200 mg dose of avanafil had erections sufficient for intercourse (SEP2) at the end of treatment.

•                  Patients treated with 100 mg and 200 mg of avanafil improved their ability to have successful intercourse three and four fold, respectively, from the start of treatment.

•                  Treatment with avanafil improved erectile function in a dose-dependent manner with significant increases in the IIEF scores from the beginning of treatment through the end of treatment.  Erectile function scores increased 41% and 45% for patients on the 100 mg and 200 mg doses, respectively, as compared to the placebo group with an increase of 17%.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200 Fax 650-934-5389  www.vivus.com

•                  The most commonly reported side effects in patients taking avanafil included headache, nasopharyngitis, flushing, sinus congestion, sinusitis and dyspepsia. There were no drug-related serious adverse events in the study.

“More than half of all men living with diabetes face the challenges associated with chronic erectile dysfunction,” stated Leland Wilson, chief executive officer of VIVUS. “This is the second phase 3 study in which avanafil demonstrated efficacy, fast onset-of-action and was well tolerated.”

Diabetes is one of the most common causes of ED. Men with diabetes are up to three times more likely to have ED than non-diabetic men, and appear to experience it earlier in life. Diabetes can affect the ability to have erection in two ways: diabetic neuropathies can interfere with nerve impulses and cardiovascular circulation can be impaired by the disease.

“Men with diabetes and erectile dysfunction are historically difficult to treat because of the vascular and nerve challenges associated with their underlying disease,” stated Laurence Belkoff, MD,  DO, FACOS, Chairman, Department of Specialty Surgeries and Division of Urology, Philadelphia College of Osteopathic Medicine, and a REVIVE-Diabetes study investigator. Avanafil’s unique PK profile offers the potential for a highly selective therapy that is fast-acting and with a short plasma half-life. The efficacy, tolerability and onset within as little as 15 minutes seen with avanafil in this hard-to-treat population is encouraging for the millions of men living with diabetes and ED.”

The REVIVE-Diabetes study was a randomized, double-blind, placebo-controlled efficacy and safety study that evaluated two doses of avanafil in men with diabetes and a history of ED.  The results of the phase 3 study showed:

•                  Patients achieved an overall statistically significant improvement in erectile function, as measured by the Erectile Function Domain of the International Index of Erectile Function (IIEF). EF-Domain scores range from 0-30 and measure the severity of erectile dysfunction as follows: severe dysfunction is less than or equal to 10; moderate is 11-16; and mild/minimal is 17-25. Results of the study were:

	Baseline	End of Treatment
Placebo	11.3	13.2
Avanafil 100 mg	11.2	15.8	*
Avanafil 200 mg	11.9	17.3	**

*p=0.002 100mg vs. placebo change from baseline

**p<0.001 200mg vs. placebo change from baseline

•                  Patients on avanafil had erections sufficient for penetration as measured by the Sexual Encounter Profile (SEP) question 2:

	Baseline	End of Treatment
Placebo	36%	42%
Avanafil 100 mg	32%	54	%*
Avanafil 200 mg	42%	63	%*

*p<0.001 active vs. placebo change from baseline

•                  Patients taking avanafil experienced successful intercourse as measured by the SEP question 3:

	Baseline	End of Treatment
Placebo	10%	20%
Avanafil 100 mg	8%	34	%*
Avanafil 200 mg	8%	40	%*

*p<0.001 active vs. placebo change from baseline

The most commonly reported side effects in patients taking avanafil (all doses combined) included headache (7.8% vs. 1.5% placebo), nasopharyngitis (3.1% vs. 4.6% placebo), flushing (2.7% vs. 0% placebo), sinus congestion (1.9% vs. 0.8% placebo), sinusitis (1.9% vs. 0% placebo), and dyspepsia (1.6% vs. 0% placebo).  There were no reports of “blue vision,” hearing loss, or priapism. No drug related serious adverse events were reported. The discontinuation rates for all patients enrolled were 15.4% placebo, 15.5% 100 mg, and 13.0% 200 mg.

About the Study

REVIVE (TA-302) was a randomized, double-blind, placebo-controlled phase 3 study of avanafil in 390 men with diabetes and ED.  On average patients had ED for at least six years and had diabetes for over 11 years. 76% of study participants had tried at least one other ED treatment. Patients underwent a four-week, non-treatment run-in period followed by 12 weeks of treatment with one of two doses of avanafil: 100 mg and 200 mg or placebo. Patients were instructed to attempt sexual intercourse approximately 30 minutes after taking the drug with no restrictions on food or alcohol consumption. The primary endpoints of the study were improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the EF-Domain of the IIEF score; secondary endpoints included patient satisfaction with erections and with sexual experience.

REVIVE-Diabetes (TA-302) is one of four phase 3 avanafil trials. Additional phase 3 studies include REVIVE (TA-301), evaluating avanafil treatment in males with general ED, and in males with ED following a post-radical prostatectomy (TA-303).

An open-label safety study (TA-314) evaluating the long-term safety and tolerability of avanafil as part of its path toward NDA filing is ongoing. TA-314 is being conducted over one year in approximately 700 patients across 40 U.S. centers; patients completing either the 12-week REVIVE or REVIVE-Diabetes studies are eligible to participate in TA-314. Results of the study are expected to be available by late-2010.

In total, the phase 3 avanafil clinical program will enroll approximately 1,300 patients.

About Avanafil

Avanafil is a second-generation, highly selective oral phosphodiesterase type 5 (PDE5) inhibitor therapy being investigated for the treatment of ED. Studies to date have demonstrated that avanafil has an onset of action in approximately 30 minutes, with activity apparent in 15 minutes or less after administration. The unique profile of avanafil suggests that the compound may be more selective than other PDE5 inhibitors.

About Erectile Dysfunction (ED)

Erectile Dysfunction (ED) is defined as the inability to attain and maintain an erection sufficient for sexual intercourse. According to the Massachusetts Male Aging Study (MMAS), ED affects an estimated 52 percent of men between the ages of 40 and 70. The prevalence of ED increases with age and can be affected by a variety of factors, including certain medications such as anti-hypertensives and histamine receptor antagonists; lifestyle, such as tobacco or alcohol use; diseases, including diabetes and cardiovascular conditions; and spinal cord injuries. Studies have shown that up to 58% of men with diabetes have erectile dysfunction.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health.  The company’s lead product in clinical development, Qnexa®, has completed phase 3 clinical trials for the treatment of obesity and an NDA has been filed and accepted by the FDA, with an action date of October 28, 2010. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of male sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor for the treatment of erectile dysfunction. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2009 and periodic reports filed with the Securities and Exchange Commission.